Exhibit 99.1

NEWS

Susan F. Davis Named to Cooper Tire Board of Directors

FINDLAY, Ohio, Feb. 9, 2016 – The Board of Directors of Cooper Tire & Rubber Company (NYSE: CTB) today named Susan F. Davis a director of the company effective immediately.

Davis is Executive Vice President of the Asia-Pacific Region for Johnson Controls, a global diversified technology and industrial leader serving customers in more than 150 countries. Davis is based in Shanghai, China, where she is the lead company officer in the region, representing all operating units in China and throughout Asia-Pacific. She is also responsible for planning, organizing and mobilizing talent for a second Johnson Controls corporate headquarters in Shanghai to be opened in 2017.

For more than three decades, Davis has served in positions of increasing responsibility within Johnson Controls. She was named Vice President of Organizational Development in 1993. The following year, she was appointed Corporate Vice President of Human Resources and was named Executive Vice President of Human Resources in 2005. She joined the company in 1985 following its acquisition of Hoover Universal, where she began her career in 1983 as a strategic planner for the automotive seating and plastics machinery business.

Cooper Chairman, Chief Executive Officer and President Roy Armes said, “Susan is a highly accomplished executive with specific global expertise that will be of tremendous value as we continue to pursue Cooper’s strategic plans for worldwide growth. The focus of her career has been on developing people as a critical asset and linking human resources directly to business goals. This experience will be vital to helping Cooper enhance our organizational capabilities, which is one of our three strategic priorities. We are pleased to welcome Susan to our board.”

Davis holds a Master of Business Administration (MBA) degree from the University of Michigan. She graduated magna cum laude with a Master of Arts degree and magna cum laude with a Bachelor of Arts, both from Beloit College. Davis currently serves as director of Quanex Corporation and vice chair of the Human Resources Policy Association.

###

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires.  Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Investor Contact:

Jerry Bialek
419.424.4165

investorrelations@coopertire.com